UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Synopsys, Inc.

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April 1, 2021

Dear Synopsys Stockholder:

We are writing to ask for your support for the recommendation of our Board of Directors on a shareholder proposal to be voted on at the 2021 Annual Meeting of Stockholders of Synopsys that will be held on April 8, 2021.

Proposal 5 – Shareholder Right to Call a Special Shareholder Meeting

This shareholder proposal requests our Board of Directors to take the steps necessary to amend the appropriate Synopsys governing documents to give the owners of a combined 10% of our outstanding common stock the power to call a special meeting of stockholders.

As noted in our proxy statement for the Annual Meeting, our Board of Directors recommends that Synopsys stockholders vote “AGAINST” the shareholder proposal, because our Board of Directors believes that a 10% threshold without a holding period (as the shareholder proposal advocates) would increase the risk of special meetings being called by a few stockholders focusing on short-term interests, and is not in the best interests of Synopsys or our stockholders.

Furthermore, based on a review of publicly available information, including SEC Forms 13F, from December 31, 2019 through December 31, 2020, we estimate that:

•	As of December 31, 2020, approximately 91% of shares of Synopsys common stock outstanding were held by institutions; and

•	Nearly 95% of those institutions had owned Synopsys stock for at least one year.

Because of this high level of long-term stock ownership, we believe that our current one-year holding period requirement is not only reasonable and consistent with the SEC’s requirements for shareholder proposals, but also enables a very broad base of Synopsys’ stockholders to participate in calling for a special meeting.

Accordingly, we strongly encourage you to vote AGAINST Proposal 5.

Sincerely,

John F. Runkel, Jr.

General Counsel and

Corporate Secretary